Exhibit 4(xi)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of January 28, 2020, McCormick & Company, Incorporated (the "Corporation" or "Registrant") has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock, No Par Value (“Common Stock”); and (2) our Common Stock Non-Voting, No Par Value (“Common Stock Non-Voting,” and, together with the Common Stock, the “Equity Securities”).

Description of Common Stock

The following is a description of the rights of Common Stock and Common Stock Non-Voting and related provisions of the Company’s Certificate of Incorporation, as amended and restated (the “Charter”) and Amended and Restated By-laws (the “By-laws”). This description is qualified in its entirety by, and should be read in conjunction with, the Charter and By-laws.

Authorized Capital Stock

Our authorized shares of capital stock consist of 30,000 shares of five per cent Preferred Stock, $100 par value per share, 320,000,000 shares of Common Stock, and 320,000,000 shares of Common Stock Non-Voting.

Voting Rights and Special Conversion and Redemption Rights
Holders of Common Stock have full voting rights, except that:

•
the voting rights of persons who are deemed by the board of directors to own, directly or indirectly, beneficially 10% or more of the outstanding shares of Common Stock (a “Substantial Stockholder”) are limited to 10% of the votes entitled to be cast by all holders of shares of Common Stock regardless of how many shares in excess of 10% are held by such person;

•
we have the right to redeem, at any time, any or all shares of Common Stock and Common Stock Non-Voting beneficially owned by any Substantial Stockholder, unless such person acquires more than 90% of the then outstanding shares of each class of our common stock; and

•
at such time as a Substantial Stockholder beneficially owns shares of Common Stock which entitle such Substantial Stockholder to cast more than 50% of the votes entitled to be cast by the holders of outstanding shares of Common Stock (taking into account the vote limitation on Substantial Stockholders described above), automatically, on a share-for-share basis, all shares of Common Stock Non-Voting will convert into shares of Common Stock.

Any amendment, alteration, change or repeal of the foregoing provisions, in addition to any other vote or approval required under the Charter or applicable law, requires:

•	the affirmative vote of the holders of at least 80% of the total number of votes entitled to be cast by the holders of all of the then outstanding shares of Common Stock, voting as a single class, and

•	the affirmative vote of the holders of at least 80% of the then outstanding shares of Common Stock Non-Voting, voting as a separate class.
Except as set forth above, holders of Common Stock are entitled to one vote per share of Common Stock on all matters to be voted upon by the stockholders. Any shares beneficially owned by a Substantial Stockholder in excess of 10% of outstanding shares of Common Stock that are subject to the Substantial Stockholder vote limitation described above are excluded from the total number of shares of Common Stock outstanding for the purposes of (i) establishing a quorum and (ii) determining the proportion of Common Stock required to approve a matter.
Each share of Common Stock Non-Voting has exactly the same rights, terms and conditions as each share of Common Stock, except that holders of shares of Common Stock Non-Voting have no voting rights, except with respect to:

•	a consolidation of the Company with another corporation;

•	a merger of the Company into another corporation;

•	a merger of the Company where the Company is the surviving corporation but the capital stock of the Company is converted into other securities or property;

•	a participation by the Company in a statutory share exchange whereby the capital stock of the Company is converted into other securities or property;

•	a dissolution of the Company;

•	a sale of all or substantially all of the assets of the Company not in the ordinary course of business; and

•	any amendment of the Charter repealing the right of the Common Stock Non-Voting to vote on any of the foregoing matters.
On matters on which holders of Common Stock Non-Voting are entitled to vote, holders of Common Stock Non-Voting are entitled to one vote per share of Common Stock Non-Voting on all such matters. As to any matter on which holders of Common Stock Non-Voting and Common Stock are entitled to vote, the Common Stock Non-Voting shall vote separately as one class, and the Common Stock shall vote separately as another class.
The voting rights of holders of Common Stock Non-Voting cannot be repealed except by:

•	the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock Non-Voting, voting separately as one class, and

•
the affirmative vote of the holders of a majority of the total number of votes entitled to be cast by the holders of all the outstanding shares of the Common Stock (taking into account the vote limitation on Substantial Stockholders described above), voting separately as another class.

Amendments to Terms
The provisions of the Charter providing that the Common Stock and the Common Stock Non-Voting vote as separate classes cannot be amended, altered, changed or repealed except by:

•
the affirmative vote of the holders of at least 80% of the total number of votes entitled to be cast by the holders of all the then outstanding shares of Common Stock (taking into account the vote limitation on Substantial Stockholders described above), voting separately as one class, and

•	the affirmative vote of the holders of at least 80% of the then outstanding shares of Common Stock Non-Voting, voting separately as another class.
No Other Conversion or Preemption Rights
Except as set forth above, holders of the Equity Securities, solely by virtue of their holdings, do not have conversion rights or preemptive rights to subscribe for or purchase any shares of any class, or to any security convertible into shares of stock of the Company, which we may issue in the future.
Exchange Rights
The Company may, but is not obligated to, allow shareholders to exchange shares of Common Stock for shares of Common Stock Non-Voting on a one-for-one basis. However, we generally do not issue shares of Common Stock in exchange for shares of Common Stock Non-Voting. In certain circumstances, we issue shares of Common Stock in exchange for shares of Common Stock Non-Voting, or issue shares of Common Stock Non-Voting in exchange for shares of Common Stock, typically, in connection with the administration of our employee benefit plans, executive compensation programs and dividend reinvestment/direct purchase plans. Holders who choose to exchange their shares will not receive any consideration for such exchanges, other than shares of Common Stock Non-Voting or Common Stock, as applicable.
Dividends
Both classes of our common stock are entitled to dividends that may be declared by the board of directors from time to time out of the surplus or profits of the Company, after providing for dividends on preferred stock.
Right to Receive Liquidation Distributions
The Maryland General Corporation Law, or the “MGCL,” provides that our stockholders are generally not obligated to us or our creditors with respect to our stock, except to the extent that the subscription price or other agreed upon consideration has not been paid.

Upon any liquidation, dissolution or winding up of the Company, the holders of both classes of stock shall be entitled to receive, share for share with the other holders of shares of Common Stock and Common Stock Non-Voting on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock outstanding, if any.
Listing
The Common Stock is listed on the New York Stock Exchange under the ticker symbol “MKC-V” and the Common Stock Non-Voting is listed on the New York Stock Exchange under the ticker symbol “MKC”.